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                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 2, 2001

                                      AMONG

                                MEDIMMUNE, INC.,

                               APPLE MERGER CORP.

                                       AND

                                     AVIRON




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                                Table of Contents

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                                                                                     ----
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ARTICLE I THE OFFER...................................................................1

        Section 1.1 The Offer.........................................................1
        Section 1.2 Company Actions...................................................3
        Section 1.3 Directors of the Company..........................................4

ARTICLE II THE MERGER.................................................................5

        Section 2.1 The Merger........................................................5
        Section 2.2 Closing...........................................................5
        Section 2.3 Effective Time....................................................6
        Section 2.4 Certificate of Incorporation and Bylaws...........................6
        Section 2.5 Directors and Officers............................................6

ARTICLE III CONVERSION AND EXCHANGE OF STOCK..........................................6

        Section 3.1 Effect on Capital Stock...........................................6
        Section 3.2 Exchange of Certificates..........................................7
        Section 3.3 Stock Options....................................................10
        Section 3.4 Dissenting Shares................................................11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................11

        Section 4.1 Organization, Standing and Corporate Power.......................12
        Section 4.2 Subsidiaries.....................................................12
        Section 4.3 Capital Structure................................................12
        Section 4.4 Authority; Noncontravention......................................13
        Section 4.5 SEC Documents....................................................14
        Section 4.6 Information Supplied.............................................15
        Section 4.7 Absence of Certain Changes or Events.............................15
        Section 4.8 Litigation.......................................................16
        Section 4.9 Contracts........................................................16
        Section 4.10 Compliance with Laws............................................17
        Section 4.11 Absence of Changes in Benefit Plans.............................18
        Section 4.12 ERISA Compliance................................................19
        Section 4.13 Labor Relations.................................................21
        Section 4.14 Taxes...........................................................22
        Section 4.15 Excess Parachute Payments.......................................24
        Section 4.16 Title to Properties.............................................25
        Section 4.17 Intellectual Property...........................................25
        Section 4.18 Voting Requirements.............................................26
        Section 4.19 State Takeover Statutes.........................................26
        Section 4.20 Brokers.........................................................26
        Section 4.21 Opinion of Financial Advisor....................................26


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        Section 4.22 Rights Agreement................................................27
        Section 4.23 FM..............................................................27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...........................28

        Section 5.1 Organization, Standing and Corporate Power.......................28
        Section 5.2 Capital Structure................................................29
        Section 5.3 Authority; Noncontravention......................................29
        Section 5.4 Parent SEC Documents.............................................30
        Section 5.5 Information Supplied.............................................31
        Section 5.6 Absence of Certain Changes or Events.............................31
        Section 5.7 Litigation.......................................................32
        Section 5.8 Compliance with Laws.............................................32
        Section 5.9 Tax Matters......................................................32
        Section 5.10 Interim Operations of Sub.......................................32
        Section 5.11 Parent Stockholder Approval.....................................32
        Section 5.12 Brokers.........................................................32

ARTICLE VI COVENANTS.................................................................33

        Section 6.1 Conduct of Business by the Company...............................33
        Section 6.2 No Solicitation..................................................36
        Section 6.3 Advice of Changes................................................38
        Section 6.4 Preparation of the Form S-4 and the Proxy Statement;
                        Stockholders Meeting.........................................38

        Section 6.5 Accountants' Letters.............................................39
        Section 6.6 Access to Information; Confidentiality...........................40
        Section 6.7 Reasonable Best Efforts..........................................40
        Section 6.8 Indemnification, Exculpation and Insurance.......................41
        Section 6.9 Public Announcements.............................................42
        Section 6.10 Affiliates......................................................42
        Section 6.11 Stock Exchange Listing..........................................42
        Section 6.12 Tax Treatment...................................................42
        Section 6.13 Stockholder Litigation..........................................43
        Section 6.14 Rights Agreement................................................43
        Section 6.15 Employee Benefits...............................................43
        Section 6.16 FIRPTA..........................................................44
        Section 6.17 Section 16 Matters..............................................44

ARTICLE VII CONDITIONS PRECEDENT.....................................................44

        Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.......44

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................45

        Section 8.1 Termination......................................................45
        Section 8.2 Effect of Termination............................................46
        Section 8.3 Amendment........................................................46
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        Section 8.4 Extension; Waiver................................................46
        Section 8.5 Expenses.........................................................46

ARTICLE IX GENERAL PROVISIONS........................................................47

        Section 9.1 Nonsurvival of Representations and Warranties....................47
        Section 9.2 Notices..........................................................47
        Section 9.3 Definitions......................................................48
        Section 9.4 Interpretation...................................................49
        Section 9.5 Counterparts.....................................................50
        Section 9.6 Entire Agreement; No Third-Party Beneficiaries...................50
        Section 9.7 Governing Law....................................................50
        Section 9.8 Assignment.......................................................50
        Section 9.9 Enforcement......................................................50
        Section 9.10 Severability....................................................51
        Section 9.11 Mutual Drafting.................................................51

Annex A.       Conditions to the Offer
Annex B.       Form of Affiliate Letter





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               AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2001, among
MedImmune, Inc., a Delaware corporation ("Parent"), Apple Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Aviron, a Delaware corporation (the "Company").

               WHEREAS, the Boards of Directors of the Company, Parent and Sub each has, in light of and subject to the terms and conditions set forth herein,
(i) determined that a business combination between Parent and the Company is fair to and in the best interests of their respective stockholders and (ii) accordingly has approved an exchange offer (the "Offer") as described herein and a merger (the "Merger") of Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth herein;

               WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Sub have approved and adopted this Agreement and the transactions contemplated hereby; and

               WHEREAS, for U.S. Federal income tax purposes, Parent, Sub and the Company intend that the Offer and the Merger shall be treated as an integrated transaction (together, the "Transaction") and shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                    THE OFFER

               Section 1.1 The Offer.

               (a) Provided that this Agreement shall not have been terminated in accordance with the terms hereof and that none of the events set forth in
Section 5 of Annex A hereto shall have occurred or be existing, Sub shall commence, within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as promptly as reasonably practicable after the date hereof, the Offer to exchange 1.075 (the "Exchange Ratio") shares of common stock, par value $0.01 per share, together with the associated rights to purchase Series B Junior Preferred Stock, par value $0.01 per share (collectively, the "Parent Shares"), of Parent for each outstanding share of common stock, par value $0.001 per share (the "Shares"), of the Company.

               (b) The obligation of Sub to accept for payment and pay for Shares validly tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto (any of which may be waived in whole or in part by Sub in its reasonable discretion, except that Sub shall not waive the Minimum Condition (as defined in Annex A), the Tax Opinion Condition or the conditions set forth in paragraphs (2), (3) or (4) of



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Annex A without the prior written consent of the Company) and to the terms and conditions of this Agreement. Sub expressly reserves the right to increase the consideration payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which (i) changes the form of consideration or decreases the amount payable per Share tendered pursuant to the Offer, (ii) reduces the number of Shares that are subject to the Offer, (iii) increases the Minimum Condition, (iv) imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, (v) except as provided in Section 1.1(c), extends the Offer or (vi) amends any other term of the Offer in any manner adverse to the holders of the Shares. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the exchange of Parent Shares for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional Parent Share in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares validly tendered for exchange and not withdrawn by such holder) would otherwise be entitled by (B) the closing price for a Parent Share as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, any other authoritative source) on the date Sub accepts Shares for exchange in the Offer. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Sub pursuant to the Offer.

               (c) Subject to the terms of the Offer and this Agreement, Sub will accept for exchange and pay for all Shares validly tendered pursuant to the Offer as promptly as practicable after the expiration of the Offer. The initial expiration date of the Offer shall be the twentieth business day following the commencement of the Offer. Notwithstanding anything herein, Sub may, without the consent of the Company, (i) and agrees to at the request of the Company, extend the Offer for successive periods of not in excess of 10 business days if at any expiration date of the Offer any of the conditions to the Offer shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law and (iii) if less than 90% of the outstanding Shares shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date and Sub shall have irrevocably waived the conditions to the Offer set forth in Sections 5(c)-(h) of Annex A, extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under this sentence. In addition, Sub may elect to provide a subsequent offering period aggregating no more than 20 business days after the acceptance of Shares pursuant to the Offer pursuant to Rule 14d-11 promulgated under the Exchange Act to meet the objective (which is not a condition to the Offer) that there be validly tendered a number of Shares which constitutes at least 90% of the then outstanding Shares.

               (d) On the date of the commencement of the Offer, Parent shall file with the SEC a registration statement on Form S-4 (the "Form S-4") to register the offer and sale of Parent Shares pursuant to the Offer. The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. On the date of commencement of the Offer, Parent and Sub shall (i)


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file with the SEC a Tender Offer Statement on Schedule TO which will contain or incorporate by reference all or part of the preliminary prospectus and form of the related letter of transmittal (together with any supplements or amendments, the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to the holders of Shares. Parent and Sub agree that the Offer Documents shall comply in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant or representation is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each party hereto agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the applicable Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

               Section 1.2 Company Actions.

               (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has duly and by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the acquisition of Shares pursuant thereto, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the matters described in the immediately preceding sentence; provided, however, that such recommendation and approval may be withdrawn, modified or amended if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be a breach of its fiduciary duties under applicable law.

               (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, and the documents included therein, together with any supplements or amendments thereto, the "Schedule 14D-9") containing the


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recommendation described in paragraph (a) and shall disseminate the Schedule
14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

               (c) The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably request.

               Section 1.3 Directors of the Company.

               (a) Effective upon the acceptance of Shares for payment pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to designate such number of directors on the Board of Directors of the Company as is equal to the product (rounded up to the next whole number) obtained by multiplying the total number of directors on such Board at that time by the percentage that the number of Shares then beneficially owned by Parent (including such Shares so accepted) bears to the total number of Shares then outstanding. In furtherance thereof, the Company and its Board of Directors shall, after the acceptance of such Shares by Parent or any of its affiliates pursuant to the Offer, upon request of Parent, immediately increase the size of its Board of Directors or secure the resignations of such number of incumbent directors or remove such number of incumbent directors, or any combination of the foregoing, as is necessary to enable Parent's designees to be so appointed to the Board of Directors of the Company and shall cause Parent's designees to be so appointed. Effective upon the acceptance of Shares by Parent or any of its affiliates pursuant to the Offer, the Company shall, if requested by Parent,


                                       4
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also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Company's Board of Directors as is on the Company's Board of Directors after giving effect to the foregoing changes to the composition of the Company's Board of Directors. Notwithstanding the foregoing, there shall be until the Effective Time (as defined below) at least two members of the Company's Board of Directors who are directors of the Company prior to consummation of the Offer (each, a "Continuing Director"), provided that, in such event, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement.

               (b) Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election or appointment. The Company shall comply with and immediately take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders, together with the Schedule 14D-9, the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be appointed to the Company's Board of Directors. Parent will supply the Company and be solely responsible for any information with respect to Parent, its designees and its nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

               (c) Following the appointment of Parent's designees to the Company's Board of Directors pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the Continuing Directors then in office.

                                   ARTICLE II
                                   THE MERGER

               Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

               Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

               Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

               Section 2.4 Certificate of Incorporation and Bylaws.

               (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

               (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

               Section 2.5 Directors and Officers.

               (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

               (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

                                   ARTICLE III
                        CONVERSION AND EXCHANGE OF STOCK

               Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

               (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


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

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is owned by Parent, Sub or the Company shall automatically be canceled and retired and shall cease to exist, and no Parent Shares or other consideration shall be delivered in exchange therefor.

               (c) Conversion of Shares. Subject to Section 3.2(e), each issued and outstanding Share (other than any shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable Parent Shares equal to the Exchange Ratio (together with the amount of cash in lieu of fractional shares payable pursuant to Section 3.2(e), the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares or Parent Shares shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, other extraordinary dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted.

               Section 3.2 Exchange of Certificates.

               (a) Exchange Agent. As of the Effective Time, Parent shall deposit with American Stock Transfer Company of New York or another bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this ARTICLE III, through the Exchange Agent, certificates representing the Parent Shares (such Parent Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional Parent Shares, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.1 in exchange for outstanding Shares.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares which such holder has the right to receive pursuant to the provisions of this ARTICLE III after taking into account all the Shares then held by such holder under all such Certificates so surrendered, (y) cash in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 3.2(e) and
(z) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Parent Shares to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Shares or cash in lieu of a fractional share interest shall be delivered to a person who is an "affiliate" (as contemplated by Section 6.10 hereof) of the Company unless such affiliate has theretofore executed and delivered to Parent the agreement referred to in
Section 6.10. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to
Section 3.2(c). No interest will be paid or will accrue on any amounts payable to holders of Certificates pursuant to this ARTICLE III.

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this ARTICLE III. Subject to the effect of applicable escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole Parent Shares issued in exchange therefor, without interest,
(i) promptly after such surrender, the amount of any cash payable in lieu of a fractional Parent Shares to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Shares.

               (d) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE III (including any cash paid pursuant to Section 3.2(c) or Section 3.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates.

               (e) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates,


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

no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent Shares multiplied by the closing price for a Parent Share as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, any other authoritative source) on the date prior to the date of the Merger.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
ARTICLE III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Shares pursuant to Section 3.2(c).

               (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Parent Shares (or dividends or distributions with respect thereto) or cash in lieu of fractional Parent Shares or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

               (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on Parent Shares deliverable in respect thereof, in each case pursuant to this Agreement.

               (j) Withholding. Parent or the Exchange Agent (and Sub in respect of the Offer) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent (and Sub in respect of the Offer) are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent (and Sub in respect of the Offer), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent (and Sub in respect of the Offer).

               (k) No Interest. No interest shall be paid or shall accrue on any amounts to be paid pursuant to this ARTICLE III.

               (l) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

               Section 3.3 Stock Options.

               (a) The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) has taken such actions as may be required to (and no further actions are needed to) cause each Stock Option, whether vested or unvested, outstanding immediately prior to the Effective Time to be exercisable solely for a number of Parent Shares (rounded to the nearest whole share) determined by multiplying the number of Shares subject to such Stock Option by the Exchange Ratio, at a price per Parent Share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Stock Option divided by
(B) the aggregate number of Parent Shares deemed purchasable pursuant to such Stock Option. The Stock Options shall otherwise be subject to the same terms and conditions (including provisions regarding vesting) as in effect at the Effective Time. As used herein, "Stock Options" shall mean options to purchase Shares granted under any plan or arrangement providing for the grant of options to purchase Shares to current or former officers, directors, employees or consultants of the Company or its subsidiaries, other than the Company's 1996 Non-Employee Director and 1996 Employee Stock Purchase Plan (the "Company Stock Plans"). The Company has made available to Parent true and complete copies of all such plans or arrangements.

               (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

               (c) The Company hereby represents that no Stock Option, or any other security issued by the Company or any subsidiary or any agreement to which the Company or any subsidiary is a party or is bound, will entitle any person (other than Parent as provided herein) to acquire any security of the Surviving Corporation or any subsidiary.

               (d) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issue a sufficient number of Parent Shares for delivery upon exercise of Stock Options. No later than five business days after the Effective Time, Parent shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the Parent Shares subject to such Stock Options.

               (e) The Company shall take all necessary action to provide that on the day prior to the Effective Time (the "Termination Date"), (i) any outstanding options to purchase Shares under the Company's 1996 Employee Stock Purchase Plan ( the "ESPP") shall terminate (ii) all amounts allocated to each participant's account under the ESPP shall thereupon be used to purchase from the Company whole Shares at a price determined under the terms of the ESPP for outstanding offering periods using the Termination Date as the final purchase date for each such offering period; and (iii) the ESPP will terminate. At the Effective Time, any Shares so purchased will be treated as provided in Section
3.1 of this Agreement. The Company shall take all actions necessary so as not to allow any participant to increase the rate of their contributions to the ESPP between December 1, 2001 and the Termination Date. Prior to the Effective Time, the Company shall take all actions (including amending the terms of the ESPP) necessary to give effect to the transactions contemplated by Section 3.3(e).

               Section 3.4 Dissenting Shares. Notwithstanding anything in this
Article III to the contrary, if the Merger is effectuated pursuant to Section 253 of Delaware Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the relevant provisions of the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Company.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates (unless it is readily apparent that such disclosure is applicable to other such section(s)) (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

               Section 4.1 Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation, as amended (the "Company Certificate of Incorporation") and Bylaws (the "Bylaws"), and the comparable organizational documents of each of its subsidiaries, in each case as amended to the date hereof.

               Section 4.2 Subsidiaries. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 lists all the subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in or securities issued by, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other interests. Other than such subsidiaries, neither the Company nor any subsidiary owns any equity or similar interest in any person.

               Section 4.3 Capital Structure.

               (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on November 28, 2001, (i) 31,173,795 Shares were issued and outstanding, (ii) 555,151 Shares were held by the Company in its treasury, none of which were acquired, directly or indirectly, by the Company from any of its subsidiaries, and no Shares are held by any subsidiary of the Company, (iii) 6,828,199 Shares were issuable pursuant to outstanding Stock Options, (iv) 452,033 Shares were issuable pursuant to outstanding warrants, (v) 3,200,000 Shares were issuable pursuant to the Company's 5-1/4% Subordinated Convertible Notes due 2008, (vi) no shares of Preferred Stock were issued or outstanding and (vii) 250,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Rights Agreement, dated as of October 8, 1997 (the "Rights Agreement"), between the Company and EquiServe Trust Company (as successor in interest to BankBoston, N.A.). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Section 4.3(a) of the Company Disclosure Schedule lists as of November 28, 2001, each outstanding Stock Option or warrant to purchase Company securities and the holder thereof, the number of shares issuable thereunder and the grant date, exercise price, vesting schedule, expiration date thereof and, if exercisable for securities other than Shares, the terms of such securities.

               (b) Except as referenced in Section 4.3(a): (i) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, (ii) other than resulting from the issuance of Shares pursuant to the Stock Options listed in Section 4.3(a)(iii), as permitted to be issued under Section 6.1(ii)(y) and Rights issued under the Rights Agreement, there are no issued, issuable, reserved for issuance or outstanding (x) shares of capital stock, equity securities or voting securities of the Company, (y) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (z) warrants, calls, options or other rights to acquire from the Company or any subsidiary, and no obligation of the Company or any subsidiary to issue, any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company or any subsidiary, and (iii) neither the Company nor any subsidiary is a party to or bound by any agreement regarding any securities of the Company or any subsidiary, including regarding the voting (by proxy, voting trust or otherwise), issuance, repurchase, redemption, delivery, acquisition, disposition or registration thereof.

               Section 4.4 Authority; Noncontravention.

               (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Stockholder Approval. The Board of Directors of the Company has by unanimous vote of the directors present approved this Agreement, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared that the Merger is advisable and resolved as set forth in Section 1.2(a) hereof. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or alter the rights or obligations of any party under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company or any subsidiary under, (i) the Company Certificate of Incorporation or Bylaws or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (c) below, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, termination, cancellation, acceleration, loss of benefit, alteration of rights or obligations, Liens or other occurrences that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

               (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority of competent jurisdiction (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Schedule 14D-9 and the information required by Rule 14f-1, (B) a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (C) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

               Section 4.5 SEC Documents.

               (a) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, "Filed SEC Documents" shall mean SEC Documents filed by the Company and publicly available prior to the date of this Agreement.

               (b) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the most recent financial statements included in the Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

               Section 4.6 Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Form S-4 or the Schedule 14D-9 will, at the time such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders of the Company or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

               Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Filed SEC Documents, since December 31, 2000, (i) the Company and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, (ii) there has not been any Material Adverse Change, and

(iii) neither the Company nor any subsidiary has taken any action, or failed to take an action, if such action or failure following the date hereof would be a violation of Section 6.1.

               Section 4.8 Litigation. Except as disclosed in the Filed SEC Documents there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or for which the Company or any subsidiary is obligated to indemnify any third party that individually or in the aggregate is reasonably likely to have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

               Section 4.9 Contracts. As of the date hereof, except as filed as an exhibit to the Filed SEC Documents, neither the Company nor any subsidiary is a party to, and none of their respective properties or assets are bound by, any material contracts (including relating to distribution, sale, licensing, marketing, manufacturing, third party suppliers of active ingredients, bulk product and finished product to the Company). The Company has not received any notice from any other party to any such material contract, and otherwise has no knowledge, that such third party intends to terminate, or not renew, any such material contract, except for such terminations or non-renewals as would not have a Material Adverse Effect. As of the date hereof, the Company has made available to Parent true and correct copies of all such contracts. Neither the Company nor any of its subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. As of the date hereof, except as filed as an exhibit to the Filed SEC Documents, neither the Company nor any of its subsidiaries (i) has entered into any material contract with any affiliate of the Company (other than any subsidiary of the Company) that is currently in effect, (ii) is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of the Company's or its affiliates' products or services or the conduct of their businesses, (iii) agreements regarding the registration of securities, (iv) is a party to or otherwise bound by any agreement which would require Parent or any of its affiliates (or than the Company and its subsidiaries) to pay any amounts or grant any rights to any third party or which would require the Company or any subsidiary to pay any amounts or grant any rights based on the activities of Parent or its affiliates (other than the Company or its subsidiaries) or (v) is a party to or otherwise bound by any contract, the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution or delivery of this Agreement or the occurrence of any of the transactions contemplated by this

Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except for such increases or accelerations as would not have a Material Adverse Effect.

               Section 4.10 Compliance with Laws.

               (a) Each of the Company and its subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Each of the Company and its subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect. No action, demand, requirement or, to the knowledge of the Company, investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

               (b) Except for those matters that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect: (A) each of the Company and its subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or its subsidiaries of any of its currently or previously owned, leased or operated properties, there have been no Releases or threatened Releases of Hazardous Material in, on, under or affecting such properties or any contiguous site; (C) prior to the period of ownership or operation by the Company or its subsidiaries of any of its currently or previously owned, leased or operated properties, to the knowledge of the Company, there were no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither the Company nor its subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement or operation of law any indemnification obligation, notice of alleged or potential liability, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of any Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of the

Company's or its subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or its subsidiaries' activities or properties or any other properties.

                (i) The term "Environmental Laws" means all applicable statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits, and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, waterboard or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or environment; including all laws relating to Releases to air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce, or disposal of Hazardous Materials.

                (ii) The term "Hazardous Materials" means any chemical, material, liquid, gas, substance, or waste, whether naturally occurring or man-made, that is prohibited, limited, or regulated by or pursuant to an Environmental Law.

                (iii) The term "Release" means spilling, leaking, discharging, injecting, emitting, and or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

               Section 4.11 Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (defined below), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans (defined below), or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. Except as set forth in the Filed SEC Documents, there exist no currently binding employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or its subsidiaries and any current or former officer, director or employee of the Company or its subsidiaries. There are no collective bargaining or other labor union agreements to which the Company or its subsidiaries is a party or by which it is bound.

               Section 4.12 ERISA Compliance.

               (a) Section 4.12(a) of the Company Disclosure Schedule contains a list of each pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination, and other employee benefit or compensation plan, trust arrangement, contract, agreement (including pursuant to any collective bargaining agreement), policy, practice or commitment, whether formal or informal, written or oral, in each case that are binding commitments of the Company and its subsidiaries, under which (1) current or former employees, directors or independent contractors of the Company or any of its subsidiaries participate or are entitled to participate by reason of their relationship with the Company or any of its subsidiaries, (2) to which the Company or any of its subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its subsidiaries (or any of their rights, properties or assets) is currently bound or (3) with respect to which the Company or any of its subsidiaries has any obligation to make payments or contributions, including, without limitation, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans") maintained, or contributed to, by the Company, its subsidiaries or any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity") for the benefit of any current or former officers, directors or employees of the Company and its subsidiaries (including any such plans maintained for current or former foreign employees) (all of the foregoing referred to collectively herein as "Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan maintained or contributed to by the Company or any of its subsidiaries has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans maintained or contributed to by the Company or any of its subsidiaries are all in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions.

               (b) All Pension Plans maintained or contributed to by the Company or any of its subsidiaries intended to be tax-qualified have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs. All Pension Plans maintained or contributed to by the Company or any of its subsidiaries required to have been approved by any foreign Governmental Entity have been so approved and no such approval has been revoked nor has any event occurred since the date of its most recent approval or application therefor that would adversely affect its approval or materially increase its costs.

               (c) Neither the Company nor any Commonly Controlled Entity has
(1) maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or (2) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. None of the Company, its subsidiaries, or any Commonly Controlled Entity has contributed or been requested to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA.

               (d) With respect to any Welfare Plan maintained or contributed to by the Company or any of its subsidiaries, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

               (e) No pending or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental authority have been filed or are pending with respect to any Benefit Plans or the Company or any of its subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

               (f) With respect to each Benefit Plan that is subject to or governed by the laws of any jurisdiction other than the laws of the United States (a "Foreign Plan"): (i) all amounts required to be reserved under each book reserved Foreign Plan have been reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan (A) that is required to be registered with a Governmental Authority has been registered, (B) has been maintained in good standing with the appropriate Governmental Authorities, and (C) has been maintained and operated in accordance with its terms and applicable law; and
(iii) the fair market value of the assets of each funded Foreign Plan (that is a defined pension plan or a termination indemnity plan), and the liability of each insurer for such Foreign Plan that is funded through insurance or through book reserve, together with any accrued contributions, (A) is sufficient to provide, or cover liabilities relating to, accrued benefits with respect to those current and former employees of the Company and its subsidiaries who participate in such Foreign Plan and (B) has been determined based on actuarial or other applicable assumptions and valuations previously utilized in calculating the amount of employer contributions to or the funded status or book reserve of such Foreign Plan.

               (g) All contributions or payments made or deemed to have been made with respect to each Benefit Plan that is a deferred compensation plan, including any

Pension Plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code and are not presently, and have never been during the years to which they relate, subject to any excise tax under Section 4972 of the Code, (ii) as of the Effective Time, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of any Benefit Plan or by any law or government agency (including under Part 3 of ERISA), shall have been made with respect to each Benefit Plan,
(iii) all contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statements, actuarial report, collective bargaining agreements or insurance contracts or arrangements, and (iv) with respect to each Welfare Plan that is partially or fully funded through a trust, all tax deductions claimed by the Company or any of its subsidiaries relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by the Company or any of its subsidiaries or the trust, have been made in a timely manner.

               (h) No Welfare Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any subsidiary continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage mandated by section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

               (i) Section 4.12(i) of the Company Disclosure Schedule lists all benefit or compensation plans, programs, agreements or policies which provide for any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan maintained or contributed to by the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement.

               Section 4.13 Labor Relations.

               (a) As of the date hereof, there is no pending or, to the knowledge of the Company, threatened union organizational campaign effort, collective bargaining negotiations, bargaining impasse, implementation of final offer, labor dispute, grievance or arbitration matter, economic or unfair labor practice strike, boycott, work stoppage, slowdown, work-to-rule or intermittent strike against the Company or any of its subsidiaries, (b) no lockout is in effect and (c) no permanent or temporary strike replacements are currently employed at any facility of the Company or any subsidiary. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge, complaint, decision, order, notice-posting requirement, settlement agreement or injunctive action or order against the

Company or any of its subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except for such as would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company and its subsidiaries have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health, wages, hours and terms and conditions of employment, except for such noncompliance as would not be reasonably likely to have a Material Adverse Effect. The Company and each of its subsidiaries is in material compliance with all laws concerning the classification of employees and independent contractors and has properly classified all such persons for purposes of participation in the Benefit Plans, except for such noncompliance as would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. Section 4.13 of the Company Disclosure Schedule also sets forth the aggregate number of employees who work for the Company and its subsidiaries as of the date hereof, specifying the number of such employees who belong to a union or are otherwise covered by an employment agreement or a collective bargaining agreement.

               Section 4.14 Taxes.

               (a) Each of the Company and its subsidiaries has duly and timely filed (or had filed on its behalf) with the appropriate taxing authorities all returns, reports or similar statements (including any related exhibits and schedules) required to be filed with respect to any Tax (as defined below), including any information return, claim for refund, amended return or declaration of estimated tax ("Tax Returns") required to be filed by (or with respect to) it, and such Tax Returns are true, correct and complete, except to the extent that failure to file such Tax Returns or failure of such Tax Returns to be true, correct and complete, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (b) Each of the Company and its subsidiaries has duly and timely paid in full any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or valued added (collectively, "Taxes") shown as due on such Tax Returns or otherwise due, except to the extent that failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (c) Each of the Company and its subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (d) Each of the Company and its subsidiaries has established on the Filed SEC Documents reserves (determined without regard to deferred taxes) that are sufficient for the payment of (i)(x) all Taxes accrued but not yet due and payable and (y) all Taxes which, based on past settlements reached with any taxing authorities would be payable, in each case attributable to the results of operations of the Company and its subsidiaries through the date of such filing,
(ii) all deficiencies in Taxes through the date of such filing, that have been asserted, proposed or threatened in writing, and (iii) any Taxes for which the Company or any of its subsidiaries may be liable through the date of such filing, as a transferee or successor, by contract or otherwise, except as where such liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (e) There is no deficiency, claim, audit, examination, action, suit, proceeding or investigation in progress or pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or with respect to the Company or any of its subsidiaries in respect of any Taxes which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (f) No claim has ever been made by any taxing authority with respect to the Company or any of its subsidiaries in a jurisdiction where the Company or such subsidiary does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction which has not been resolved and which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (g) There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any of its subsidiaries and any taxing authority which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (h) Neither the Company nor any of its subsidiaries has executed or entered into with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or any subsidiary would be liable, which period has not since expired, or any agreement or consent to waive an applicable statute of limitations with respect to Taxes or Tax Returns or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any subsidiary which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (i) Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent.

               (j) Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any taxable period.

               (k) The Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (l) None of the outstanding indebtedness of the Company or any of its subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) of the Code or under any other provision of applicable law.

               (m) The net operating loss carryovers and other losses of the Company and its subsidiaries as of December 31, 2000 that are available to offset future income for federal, state, local or foreign tax purposes are set forth in Section 4.14(m) of the Company Disclosure Schedule, together with the expiration date of such carryovers and losses.

               (n) The tax credit carryovers of the Company and its subsidiaries as of December 31, 2000 that are available to offset future tax liability for federal, state, local or foreign tax purposes are set forth in Section 4.14(n) of the Company Disclosure Schedule, together with the expiration date of such carryovers.

               (o) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

               (p) The Company does not have title to, lease or otherwise have any interest in real property.

               (q) Neither the Company nor any of its subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               Section 4.15 Excess Parachute Payments. The Company has provided Parent with materially true and complete compensation and related information necessary for the determination of whether any "excise parachute payments" under
Section 280G of the Code may arise in connection with the transactions contemplated by this Agreement with respect to any person who could be a "disqualified individual" with respect to the Company (within the meaning of Section 280G of the Code) and who is a party to an agreement or a participant in a plan, program or policy required to be disclosed under Section 4.12(i) hereof.

               Section 4.16 Title to Properties.

               (a) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses as currently conducted.

               (b) Each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

               Section 4.17 Intellectual Property. Section 4.17 of the Company Disclosure Schedule sets forth a list of all U.S. and non-U.S. patents and trademarks, and applications therefor, and registered copyrights owned by or licensed to the Company or its subsidiaries as of the date hereof. Except as set forth in Section 4.17 of the Company Disclosure Schedule or the SEC Documents:
(i) the Company or one of its subsidiaries is the sole owner, free and clear of any lien or encumbrance, or has a valid license or otherwise has the legally enforceable right to use and enforce, without any obligation to make any fixed or contingent payments, including royalty payments (except with respect to off-the-shelf software on commercially reasonable terms), all U.S. and non-U.S. patents, patent applications, registered designs, registered and unregistered trademarks, service marks, trade names and corporate names, registered and unregistered copyrights, computer programs, computer software and databases, internet domain names, web sites, web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae, know-how, information and all other proprietary and intellectual property, including all grants, registrations and applications relating thereto (collectively, "Proprietary Rights") which are necessary for the conduct of the business of the Company and its subsidiaries (all such Proprietary Rights, "Company Rights"), except to the extent that the failure to so possess would not have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries have received a demand, claim, notice or inquiry from any person that the Company or any of its subsidiaries is infringing the Proprietary Rights of any other person, and neither the Company nor any of its subsidiaries knows of any basis for any such claims, except for such claims that would not be reasonably likely to have a Material Adverse Effect; (iii) to the knowledge of the Company, no person is infringing any Company Rights, except for such infringements that would not have a Material Adverse Effect; (iv) neither the Company nor any of its subsidiaries has licensed, or has otherwise granted, to any third party any rights in or to any material Company Rights; and (v) neither the Company nor any of its subsidiaries have received a demand, claim, notice or inquiry from any person in respect of the Company Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or the enforceability of, or the rights of the Company or its subsidiaries in, any Company Rights, and neither the Company nor any of its subsidiaries knows of any basis for any such challenge, except for such challenges as would not be reasonably likely to have a Material Adverse Effect.

               Section 4.18 Voting Requirements. The affirmative vote of a majority of the outstanding Shares to adopt this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

               Section 4.19 State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute (including any "fair price," "merger moratorium" "control share acquisition" statute or regulation) or similar statute or regulation applies to or purports to apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

               Section 4.20 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

               Section 4.21 Opinion of Financial Advisor. The Company has received on oral opinion of Morgan Stanley & Co. Incorporated dated the date hereof, to the effect that, as of such date, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Shares, which opinion has been or promptly will be confirmed in writing. The Company agrees to promptly deliver a copy of such opinion to Parent.

               Section 4.22 Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (y) none of Parent, Sub or any other subsidiary of Parent is an Acquiring person (as defined in the Rights Agreement) pursuant to the Rights Agreement by virtue of the execution of this Agreement, the making of the Offer or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement and
(z) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement, the making of the Offer or the consummation of the Offer or the Merger or the consummation of the other transactions contemplated by this Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the expiration of the Offer. A correct and complete copy of the Rights Agreement, as amended to date, has been furnished to Parent.

               Section 4.23 FM.

               (a) Section 4.23 of the Company Disclosure Schedule lists all material contracts relating to the development, commercialization, production, marketing or sale of FM which are not included in the Filed SEC Documents. As of the date hereof, the Company has made available to Parent true and correct copies of all such contracts, including all amendments and all material communications relating thereto. Neither the Company nor any of its subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any such contract. As of the date of this Agreement, the Company has not received any notice from any other party to any such contract, and otherwise has no knowledge, that such third party intends to terminate, or not renew, any such material contract.

               (b) The Company has disclosed or made available to Parent all written communications and minutes of meetings (telephonic or otherwise) with the U.S. Food and Drug Administration (the "FDA") and other regulatory authorities relating to FM.

               (c) From and after the date hereof, there shall have been no formal communications from the FDA or other regulatory bodies which would be reasonably likely to delay FDA approval of frozen FM beyond September 1, 2003.

               (d) The Company possesses all material necessary intellectual property rights and licenses to commercialize FM. As between the Company and Wyeth-Ayerst Laboratories and related operations of American Home Products ("Wyeth"), the Company is responsible for seeking regulatory approval of FM from the FDA and Wyeth is responsible for seeking regulatory approval of FM from foreign regulatory bodies. The Company has the contractual right to receive from Wyeth all material communications between Wyeth and foreign regulatory bodies relating to FM. There are no such communications from the FDA or foreign regulatory bodies which indicate that liquid

FM is not likely to be approved for marketing, and the Company has no reason to believe that liquid FM cannot be successfully developed or commercialized.

               (e) FM is being developed and tested, and all applications for the approval thereof are, in substantial compliance with applicable law and regulation, including the Federal Food, Drug and Cosmetics Act and the regulations thereunder, provided that to the extent this clause (f) relates to development work conducted by Wyeth, this clause (f) is limited to the best knowledge of the Company.

               (f) Neither the Company, nor any subsidiary, nor any officer, employee or agent of either the Company or any subsidiary has made an untrue statement of a material fact to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither the Company nor any subsidiary, nor any officer, employee or agent of either the Company or any subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

               (g) As of the date hereof, there are no issues regarding raw materials, supplies or components which would be reasonably likely to prevent the launch of frozen FM in the US in 2002. From the date hereof to the Appointment Time, no issues shall have arisen regarding raw materials, supplies or components which would be reasonably likely to prevent the launch of frozen FM in the US in 2003.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

               Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates (unless it is readily apparent that such disclosure is applicable to other such section(s)) (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

               Section 5.1 Organization, Standing and Corporate Power. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a material adverse effect on Parent. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

               Section 5.2 Capital Structure.

               (a) The authorized capital stock of Parent consists of 320,000,000 Parent Shares and 5,524,525 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the close of business on November 28, 2001, (i) 214,279,832 Parent Shares were issued and outstanding, (ii) no Parent Shares were held by Parent in its treasury, (iii) 21,232,359 Parent Shares were issuable pursuant to outstanding Parent Stock Options, (iv) no shares of Preferred Stock were issued or outstanding, and (v) 1,200,000 shares of Series B Junior Preferred Stock were reserved for issuance in connection with the rights issued pursuant to the Amended and Restated Rights Agreement, dated as of October 31, 1998, by and between Parent and American Stock Transfer & Trust Company, as Rights Agent. All outstanding Parent Shares are, and all Parent Shares which may be issued pursuant to this Agreement shall be when issued duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (b) Except as set forth in Section 5.2(a), as of the date hereof,
(i) there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, (ii) other than resulting from the issuance of Parent Shares pursuant to Stock Options listed in Section 5.2(a), there are no issued, issuable, reserved for issuance or outstanding (x) shares of capital stock, equity securities or voting securities of Parent, (y) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (z) warrants, calls, options or other rights to acquire from Parent or any subsidiary, and no obligation of Parent or any subsidiary to issue, any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of Parent or any subsidiary, and (iii) neither Parent nor any subsidiary is a party to or bound by any agreement regarding any securities of Parent or any subsidiary, including regarding the voting (by proxy, voting trust or otherwise), issuance, repurchase, redemption, delivery, acquisition or disposition thereof.

               Section 5.3 Authority; Noncontravention.

               (a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or alter the rights or obligations of any party under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (i) the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, termination, cancellation, acceleration, loss of benefit, alteration of rights or obligations, Liens or other occurrence that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Parent.

               (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (4) filings with the Nasdaq and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate, is not reasonably likely to have a material adverse effect on Parent.

               Section 5.4 Parent SEC Documents. Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the "Parent SEC Documents"). As of their respective dates, the

Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed SEC Document filed by Parent and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the most recent financial statements included in the Parent SEC Documents or (ii) for liabilities incurred in connection with this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

               Section 5.5 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time the
Schedule 14D-9 or any amendments or supplements thereto is first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

               Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 2000 there has not been any Parent Material Adverse Change or any change, fact or development which, individually or in the aggregate, is reasonably likely to result in a Parent Material Adverse Change.

               Section 5.7 Litigation. Except as disclosed in the Parent SEC Documents filed by the Parent and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries or any of their respective properties that individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, any action, demand, requirement or investigation by any Governmental Entity involving, Parent or any of its subsidiaries that individually or in the aggregate would have a Material Adverse Effect.

               Section 5.8 Compliance with Laws. Each of Parent and its subsidiaries is in compliance with all Legal Provisions applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for details under, or violations of, Permits that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Parent or any of its subsidiaries or any of their respective properties, is, to the knowledge of Parent, pending or threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

               Section 5.9 Tax Matters. Neither Parent nor any of its subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               Section 5.10 Interim Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the Transaction and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

               Section 5.11 Parent Stockholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of Parent Shares pursuant to ARTICLE III hereof, does not require the approval of the holders of Parent Shares, including under NASD Rule 4350(i) or other applicable law.

               Section 5.12 Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE VI
                                    COVENANTS

               Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, unless set forth in Schedule 6.1 or as otherwise expressly permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Parent, to:

                (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or amend the terms of any outstanding securities (including Stock Options) or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities (other than the purchase of stock pursuant to any restricted stock purchase agreement in effect prior to the date hereof);

                (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Shares upon the exercise of Stock Options or warrants outstanding on the date hereof or upon the conversion of convertible notes outstanding on the date hereof, in each case in accordance with their terms on the date hereof, (y) the grant of options under the Company's 1999 Non-Officer Equity Incentive Plan for the issuance of over 100,000 Shares per month pursuant to the hiring of employees in the ordinary course of business, and (z) preferred stock purchase rights under the Rights Agreement), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

                (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents (other than pursuant to Section 2.4 hereof);

                (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any assets which in the aggregate are in excess of $3,000,000 except for purchases of raw materials, equipment, supplies or investment securities in the ordinary course of business consistent with past practice;

                (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), except sales of inventory and licensing of intellectual property rights in the ordinary course of business consistent with past practice;

                (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person in excess of $2,000,000, other than in the ordinary course of business or to or in any direct or indirect wholly owned subsidiary of the Company;

                (vii) make or agree to make any new capital expenditure or expenditures (including leases and in-licenses), or enter into any agreement or agreements providing for payments which, in the aggregate, are in excess of $3,000,000;

                (viii) (w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness,

                        (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which the Company or any of its subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which the Company or any of its subsidiaries is a party;

                (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party;

                (x) enter into any material contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the Company's or its subsidiaries' products or products licensed by the Company or its subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been made available to Parent prior to the date hereof) in accordance with their terms as of the date hereof or in the ordinary course of business;

                (xi) enter into any other material agreement, other than contracts for the sale of the Company's or its subsidiaries' products in the ordinary course of business;

                (xii) except as otherwise set forth in this Agreement, in the ordinary course of business consistent with past practice and established guidelines and policies of the Company or as required to comply with applicable law,
                        (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or (II) any other agreement, plan or policy involving the Company or its subsidiaries, and one or more of its current or former directors, officers, consultants, or employees, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus (other than any bonus accrued during Calendar Year 2001) to, any current or former officer, director or employee, (C) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of the Company or its subsidiaries as in effect on the date of this Agreement, (D) increase in any manner the severance or termination pay of any current or former director, officer or employee, (E) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (other than the grant of stock options, stock appreciation rights, performance units, restricted stock, "phantom" stock or other stock related awards which are covered by the provisions of Section 6.1(ii) above), or remove any existing restrictions in any Benefit Plans or agreements or awards made thereunder, (G) amend or modify any Stock Option, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

                (xiii) except as required by GAAP, make any change in accounting methods, principles or practices;

                (xiv) take any action that would, or that could reasonably be expected to, result in (i) a failure of the condition set forth in Section 5(e) of Annex A hereto, or (iii) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied;

                (xv) transfer or license to any person or otherwise extend, amend or modify any rights to the Company Rights other than in the ordinary course of business;

                (xvi) (i) fail to file all material Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) fail to timely pay all material Taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) fail to make provision for all material Taxes payable by the Company or such subsidiary for which no Post-Signing Return is due prior to the Effective Time; (iv) fail to promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or its subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision which is reasonably likely to have a Material Adverse Effect on the Company's Tax liabilities or Tax attributes, and will not settle or compromise any such Action without Parent's prior written consent; or (v) amend any material Tax Return or make any material Tax election without Parent's prior written consent; or

                (xvii) authorize, or commit or agree to take, any of the foregoing actions.

               Section 6.2 No Solicitation.

               (a) The Company shall not, nor shall it authorize or permit any of its subsidiaries, any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company or its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any action designed or reasonably likely to facilitate, any inquiries or the making of a proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this Section 6.2 and subject to providing at least one day advance written notice of its decision to take such action to Parent and compliance with Section 6.2(c), (x) furnish information with respect to the Company to the person making the Superior Proposal pursuant to a customary and reasonable confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined below) and (y) participate in discussions or negotiations regarding such Superior Proposal. The Company and its subsidiaries, their respective officers, directors and employees and any investment banker, financial advisor, attorney, accountant and other advisor or representative retained by the Company or its subsidiaries shall immediately cease any existing discussions regarding any Takeover Proposal.

               (b) Neither the Company, nor the Board of Directors of the Company nor any committee thereof shall (i) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal,
(iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, (iv) (x) redeem the Rights, (y) waive or amend any provisions of the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement, or (v) waive or fail to enforce the terms of any confidentiality or standstill agreement, in any such case to permit or facilitate a Takeover Proposal. Notwithstanding the foregoing, at any time before the acceptance for payment of Shares in the Offer, in response to a Superior Proposal which was unsolicited and which did not otherwise follow a breach of this Section 6.2, the Board of Directors of the Company may (subject to this sentence and the definition of the term "Superior Proposal") terminate this Agreement and concurrently with such termination cause the Company to enter into a definitive Acquisition Agreement with respect to such Superior Proposal (the determination of whether a proposal is a Superior Proposal to be made after consideration of any modification proposed by Parent), but only (x) at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including a copy of any proposed agreement) and identifying the person making such Superior Proposal (any revised proposal shall constitute a new proposal and shall require an additional three business days notice and compliance with the other matters set forth herein), (y) if requested by Parent, the Company shall have cooperated in good faith with Parent to revise the terms hereof such that the proposal is no longer a Superior Proposal and (z) after Parent shall have received the Termination Fee (as defined below).

               (c) In addition to the obligations of the Company set forth in
Section 6.2(a) and Section 6.2(b) hereof, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such request, Takeover Proposal or inquiry. The Company will keep Parent informed on a prompt basis of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry. The Company will promptly provide Parent with a copy of any written materials received from any third party with respect to any Takeover Proposal and of any materials provided to such third party. The Company shall immediately provide Parent with any such information or materials if so requested by Parent.

               (d) Nothing contained in this Section 6.2 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would constitute a violation of the Federal securities laws or result in breach of its fiduciary duties under applicable law.

               Section 6.3 Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation of warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure of it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, (iii) any fact or development which would result in the failure of any condition hereto not to be satisfied, (iv) any notice or claim by any third party that its consent is or may be required pursuant to terms of a material contract in connection with the transactions contemplated hereby and (v) any communication from any governmental entity in connection with the transactions contemplated hereby.

               Section 6.4 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

               (a) If the Stockholder Approval is required by applicable law, as soon as practicable following the purchase of Shares pursuant to the Offer, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the post-effective amendment to the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such post-effective amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the post-effective amendment to the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

               (b) If the Stockholder Approval is required by applicable law, the Company will, as soon as reasonably practicable following the purchase of Shares pursuant to the Offer, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Subject to fiduciary requirements of applicable law, the Company will, through its Board of Directors, recommend to its stockholders adoption of this Agreement.

               Section 6.5 Accountants' Letters.

               (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the expiration of the Offer, each addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and PricewaterhouseCoopers LLP and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               (b) Parent shall use its reasonable best efforts to obtain two letters from PricewaterhouseCoopers LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the expiration of the Offer, each addressed to Parent and the Company, in form and substance reasonably satisfactory to the Company and Ernst & Young LLP and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               Section 6.6 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement dated as of October 10, 2001, between Parent and the Company (the "Confidentiality Agreement"). Notwithstanding the foregoing, the Company shall have no obligation to furnish trade secrets of the Company or confidential information of third parties.

               Section 6.7 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the Offer Conditions and the conditions to Closing to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Parent, not to be unreasonably withheld), (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective subsidiaries, or to agree to any restrictions on the operation of its or its subsidiaries' business.

               Section 6.8 Indemnification, Exculpation and Insurance.

               (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate of Incorporation, the Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by Parent, without further action, as of the Effective Time and shall continue in full force and effect in accordance with their terms.

               (b) For six years after the Effective Time, Parent shall cause the Company to maintain in effect the Company's current officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided, however, that in satisfying its obligation under this
Section 6.8(b) Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum paid by the Company in its last full fiscal year; and provided further that if Parent is not able to obtain such coverage for such 150% amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount. Notwithstanding the foregoing or any other provision in this Agreement, and in lieu of the other provisions of this Section 6.8(b), nothing shall be deemed to prohibit the

Company or Parent from procuring such insurance coverage prior to the Effective Time, provided that the aggregate cost of such coverage shall not exceed $2,000,000.

               (c) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

               Section 6.9 Public Announcements. Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

               Section 6.10 Affiliates. Within 10 days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall promptly deliver to Parent an amended letter to the extent any changes are required. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least five days prior to the initial expiration of the Offer a written agreement substantially in the form attached as Annex B hereto.

               Section 6.11 Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

               Section 6.12 Tax Treatment.

               (a) The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. Each of Parent, Sub and the Company shall use its respective reasonable best efforts to cause the Transaction to qualify, and shall use its respective reasonable best efforts not to take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that could reasonably be expected to prevent the Transaction from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

               (b) Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, each of Parent, Sub and the Company shall report the Transaction as a reorganization within the meaning of Section 368(a) of the Code.

               (c) The parties hereto shall cooperate and use their reasonable best efforts in order for Parent to obtain opinions of Dewey Ballantine LLP, special counsel to Parent, and the Company to obtain opinions of Latham & Watkins, special counsel to the Company, dated as of the date of the preliminary prospectus included in the Form S-4 and dated as of the date of the expiration of the Offer, to the effect that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code. In connection therewith both Parent (together with Sub) and the Company shall deliver to such counsel representation letters, dated and executed as of the dates of such opinions, in form and substance satisfactory to such counsel. In rendering such opinions, counsel shall be entitled to rely upon assumptions and representations reasonably satisfactory to such counsel, including representations set forth in such representation letters.

               Section 6.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company shall not settle any such litigation without the consent of Parent, which consent shall not be unreasonably withheld.

               Section 6.14 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.22 hereof) requested in writing by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement inapplicable to the Offer and the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

               Section 6.15 Employee Benefits. As soon as practicable after the Effective Time (the "Benefits Date"), Parent shall provide, or cause to be provided, employee benefits to employees of the Company that are no less favorable in the aggregate to those made generally available to similarly situated employees of the Parent. From the Effective Time to the Benefits Date, the Parent shall provide or cause to be provided, the employee benefits of the Company provided to employees of the Company as of the date hereof (other than any Benefit Plan providing for equity compensation). Notwithstanding the foregoing, for a period of one year following the Effective Time, Parent shall continue the severance policy as set forth on Schedule 6.15 to employees of the Company who continue to be employed by Parent or any of its subsidiaries following the Effective Time. Each Company employee who continues to be employed by Parent or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for all services with the Company for all purposes, including without limitation, for eligibility to participate and vesting under any plans of the Parent for years of service with the Company or its subsidiaries (or, if applicable, predecessor entities) prior to the Effective Time. Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to the Company participants in such plans and their eligible dependents and shall provide them with credit for any co-payments, deductibles, offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent plans in which they are eligible to participate after the Effective Time.

               Section 6.16 FIRPTA. The Company shall (i) furnish to Parent, at the expiration of the Offer and immediately prior to the Effective Time, a certification in accordance with Treas. Reg. Section 1.1445-2(c)(3)(i) certifying that stock in the Company is not a U.S. real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (in such form as may be reasonably requested by Parent) and (ii) timely deliver to the Internal Revenue Service the notification required under Treas. Reg. Section 1.897-2(h)(2).

               Section 6.17 Section 16 Matters. Prior to the expiration date of the Offer, Parent and the Company shall take all such reasonable steps as may be required by applicable SEC "no-action" letters (to the extent permitted under applicable law) to cause any dispositions of Shares or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by Article I and Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

               Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) Stockholder Approval. If required under the DGCL, the Stockholder Approval shall have been obtained.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, action or order issued by any court of competent jurisdiction or governmental agency or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties hereto shall use its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

               (c) Exchange of Company Shares. Parent or any of its affiliates shall have purchased Shares pursuant to the Offer.

               (d) Effectiveness of S-4. If the Stockholder Approval is required under applicable law, the post-effective amendment to the Form S-4 referenced in
Section 6.4 shall have been declared effective and shall not be the subject of any stop order or proceedings seeking a stop order.

               (e) Nasdaq Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

               Section 8.1 Termination. This Agreement may be terminated at any time prior to the Appointment Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

                (a)     by mutual written consent of Parent and the Company;

                (b)     by either Parent or the Company:

                (i) if (x) the Offer shall have expired without the acceptance for payment of Shares thereunder or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to May 31, 2002, provided, however, that the right to terminate this Agreement pursuant to this (b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

                (ii) if any Restraint applicable to the Offer, the Merger or the other transactions contemplated by this Agreement shall have become final and nonappealable;

               (c) by Parent upon the occurrence of any event set forth in paragraph (d) of Annex A to this Agreement;

               (d) by Parent prior to the purchase of Shares pursuant to the Offer if the Company shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 5(e) or (f) of Annex A and (ii) cannot be or has not been cured within 10 business days after the giving of written notice to the Company;

               (e) by the Company prior to the purchase of Shares pursuant to the Offer if Parent shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 5(e) or (f) of Annex A (assuming, for the purposes of this clause
(i), the word "Parent" replaced the words "the Company" in such Sections and the reference in Section 5(e) to Section 8.1(d) were instead a reference to this
Section 8.1(e)) and (ii) cannot be or has not been cured within 10 business days after the giving of written notice to the Company; or

               (f) by the Company in accordance with Section 6.2(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it has paid Parent the Termination Fee in accordance with the terms of this Agreement.

               Section 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, other than with respect to the provisions of Section 8.5, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, provided, however, that nothing herein shall relieve any party for liability for any willful breach hereof.

               Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company Stockholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which changes the amount or kind of Merger Consideration or any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any Shares, and, after the Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, subject to Section
8.3 and Article I, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

               Section 8.5 Expenses.

               (a) Except as otherwise provided in this Section 8.5, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, provided that each of Parent and the Company shall bear and pay one-half of

(i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and (ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust laws.

               (b) If (i) following the time a third party Takeover Proposal shall have been publicly announced, this Agreement is terminated pursuant to
Section 8.1(b)(i) [no Shares purchased in Offer] and within 12 months of termination the Company enters into an acquisition agreement with respect to a Takeover Proposal or Takeover Proposal is consummated, (ii) following the time a third party Takeover Proposal shall have been publicly announced, this Agreement is terminated pursuant to 8.1(d) [Company breach] due to a willful and material breach by the Company or any subsidiary and within six months of termination the Company enters into an acquisition agreement with respect to a Takeover Proposal or Takeover Proposal is consummated, (iii) this Agreement is terminated pursuant to Section 8.1(c) [change of recommendation], or (iv) this Agreement is terminated pursuant to Section 8.1(f) [Superior Proposal], then the Company shall pay to Parent a fee of $51 million (the "Termination Fee") by wire transfer of immediately available funds. Such fee shall be paid prior to termination in the case of clause (iv) and within one business day of termination otherwise. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to this Section 8.5(b) when it is required to be paid, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the publicly announced prime rate of Citibank, N.A. in effect on the date such fee was required to be paid.

                                   ARTICLE IX
                               GENERAL PROVISIONS

               Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

               Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective, upon receipt, if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Parent or Sub, to:

               MedImmune, Inc.
               35 West Watkins Mill Road
               Gaithersburg, Maryland 20878
               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019
               Telephone: (212) 259-8000
               Telecopier: (212) 259-6333
               Attention:    Frederick W. Kanner
                             Richard D. Pritz

               if to the Company, to:

               Aviron
               297 North Bernardo Avenue
               Mountain View, California 94043

               with a copy to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California 94015
               Telephone:  (650) 328-4600
               Telecopier:  (650) 463-2600
               Attention:  Alan C. Mendelson

               Section 9.3 Definitions. For purposes of this Agreement:

               (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

               (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

               (c) "FM" means the frozen formulation of FluMist for which the Company submitted a Biologics License Application to the FDA in October 2000 and the liquid formulation of FluMist which is currently being tested by Wyeth;

               (d) "knowledge" of (x) the Company means the knowledge of the persons listed on Schedule 9.3(a)(x), and (y) Parent means the knowledge of persons listed on Schedule 9.3(a)(y);

               (e) "Material Adverse Change" or "Material Adverse Effect", as used with respect to the Company or Parent, as the case may be, means any change, effect, event, occurrence or state of facts, individually or together with all other changes, effects, events, occurrences or states of fact, that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general or the industry in which the Company or Parent, as the case may be, operates;

               (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

               (g) a "subsidiary" of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

               (h) "Superior Proposal" means any bona fide proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the outstanding Shares (assuming the exercise or conversion of all outstanding options, warrants, rights and convertible securities) or all or substantially all the assets of the Company and its subsidiaries taken as a whole, (ii) that is on terms which the Board of Directors of the Company determines in its good faith judgment (after receiving advice from a financial advisor of nationally recognized reputation) to be more favorable to the Company and its stockholders from a financial point of view than the Merger after taking into account the terms of this Agreement (including any amendment that may be proposed by Parent), (iii) which is reasonably capable of being consummated and (iv) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained on a prompt basis by such third party; and

               (i) "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or the assets of the Company or its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or its subsidiaries or any tender offer, exchange offer or other transaction that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation or dissolution or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

               Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". References to "contracts" shall include references to agreements, obligations, commitments, arrangements or understandings. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

               Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.8, are not intended to confer upon any person other than the parties any rights or remedies.

               Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any assignment contrary to the provisions of this Section 9.8 shall be void.

               Section 9.9 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware (other than to enforce the judgment of such court). EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

               Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               Section 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.



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

               IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            MEDIMMUNE, INC.


                                            By: /s/ David M. Mott
                                               ---------------------------------
                                               Name:  David M. Mott
                                               Title: Chief Executive Officer

                                            APPLE MERGER CORP.


                                            By: /s/ David M. Mott
                                               ---------------------------------
                                               Name:  David M. Mott
                                               Title: Chief Executive Officer

                                            AVIRON

                                            By: /s/ Boyd Clark
                                               ---------------------------------
                                               Name:  C. Boyd Clarke
                                               Title: President, Chief Executive
                                               Officer and Chairman of the Board



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

                                                                         ANNEX A

                             Conditions to the Offer

               Notwithstanding any other term of the Offer, subject to the terms of the Merger Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if immediately prior to the expiration of the Offer (1) there shall not have been validly tendered a majority of the outstanding Shares (assuming the exercise or conversion of all outstanding options, warrants, rights and convertible securities which are exercisable or convertible prior to the Merger) (the "Minimum Condition"), (2) any applicable waiting period under the HSR Act and any other applicable antitrust law shall not have expired or been terminated, (3) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the Parent Shares to be issued in the Offer shall not have been approved for listing on the Nasdaq, subject to official notice of issuance or (5) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exists:

               (a) there shall be entered, threatened, instituted, pending or issued by any Governmental Entity any suit, action, proceeding, judgment or decree (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company,
(iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company;

               (b) there shall be any statute, law, ordinance, rule, regulation, judgment, order or decree enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the routine application to the Offer or the Merger of applicable waiting periods under the HSR Act,


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

that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

               (c) there shall have occurred any Material Adverse Effect with respect to the Company;

               (d) (i) the Board of Directors of the Company or any committee thereof shall have (x) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer or the Merger or its adoption of this Agreement, (y) approved or recommended or taken a neutral position with respect to any Takeover Proposal, (z) failed to reaffirm its recommendation of the Offer or the Merger or its adoption of this Agreement within ten business days of being requested by Parent to do so or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

               (e) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all respects (without regard for any Material Adverse Effect, materiality or similar qualifiers), except where the failures to be true and correct would not, in the aggregate, have a Material Adverse Effect on the Company, or the representations and warranties set forth in Section 4.23 [FM] of the Merger Agreement shall not be true and correct in all respects, in each case at the date of the Merger Agreement and as of the expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date);

               (f) the Company shall have failed to perform or comply, in all material respects, with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement;

               (g) the Agreement shall have been terminated in accordance with its terms or Parent and the Company shall have agreed that Sub terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

               (h) either Parent or the Company shall have failed to receive, as of the date of the preliminary prospectus included in the Form S-4, the opinion which such Party is to obtain as of such date as described in Section 6.12(c) of the Merger Agreement, or, as of the date of the expiration of the Offer, the opinion which such Party is to obtain as of such date as described in Section 6.12(c) of the Merger Agreement (collectively, the "Tax Opinion Condition").

               Except for the Tax Opinion Condition and the conditions set forth in paragraphs (1), (2), (3) and (4), none of which shall be waived without the prior written consent of the Company, the foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of the Merger Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

               Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Annex A is a part.

                                                                         ANNEX B

                           Form of Affiliate Agreement

                                                    ________ __, 200_

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878

Ladies & Gentlemen:

        I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Aviron, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of Rule 145 under the Securities Act of 1933 (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 2, 2001 (the "Merger Agreement"), among MedImmune, Inc., a Delaware corporation ("Parent"), a subsidiary of Parent ("Sub"), and the Company, Sub shall commence an offer to exchange shares of common stock of Parent ("Parent Shares") for shares of common stock of the Company ("Shares") and, following the consummation of the offer, Sub shall be merged with the Company and each remaining Share shall be converted into the right to receive Parent Shares (the offer and the merger are sometime referred to as the "Transaction"), all as set forth in the Merger Agreement, and that as a result of the Transaction, I may receive Parent Shares in exchange for Shares owned by me. Nothing herein shall constitute an admission that I am an affiliate of the Company.

        I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Transaction:

        a. I shall not make any sale, transfer or other disposition of Parent Shares or any interests therein in violation of the Act or the rules and regulations thereunder.

        b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares or any interests therein to the extent I believed necessary with my counsel or counsel for the Company.

        c. I have been advised that the issuance of Parent Shares to me pursuant to the Transaction will be registered under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Shares issued to me in the Transaction unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated under the Act and I have presented Parent with such evidence of conformity as it may reasonably request, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        d. I understand that appropriate legends referencing the Act and this letter may be placed on the certificates representing the Parent Shares issued to me in the Transaction and that such legends will be removed when, in the reasonable judgment of Parent, they are no longer required for purposes of the Act.

        e. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                                            Very truly yours,

                                            __________________________________
                                            Name:



Accepted this ___ day of ________

MEDIMMUNE, INC.

By: _____________________________
    Name:
    Title:




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